Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-269266, 333-228690, 333-166754, 333-143548, 333-125625, 333-51708, 333-276126, 333-284414, and 333-294529 on Form S-8, Registration Statement No. 333-294528 on Form S-3, and Registration Statement No. 333-280839 on Form S-1 of our reports dated October 14, 2026, relating to the consolidated financial statements of Comtech Telecommunications Corp., and the effectiveness of Comtech Telecommunications Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K of Comtech Telecommunications Corp. for the year ended July 31, 2026.

/s/ DELOITTE & TOUCHE LLP

Jericho, New York
October 14, 2026